Exhibit 19

Corporation:	SB Financial Group Inc. and Subsidiaries

Organizational Functional Area:	Finance/Accounting

OSM Owner:	Tony Cosentino

Policy For:	Insider Trading

Board Adopted:	November 19, 2008

SB Financial Group, Inc. Board Approval:	March 19, 2025

State Bank and Trust Board Approval:	March 19, 2025

A printed copy of this policy may be obsolete as soon as it is printed. Therefore, you should access the Intranet for the current policy.

Insider Trading Policy

BACKGROUND

The Board of Directors of SB Financial Group, Inc. (“SB Financial”) has adopted this Insider Trading Policy for the directors, officers and employees of SB Financial and its subsidiaries with respect to the trading of the common shares of SB Financial (“SB Financial Shares”), as well as the securities of publicly traded companies with whom SB Financial and its subsidiaries have a business relationship.

The securities laws and regulations enforced and promulgated by the Securities and Exchange Commission (“SEC”), which are applicable to SB Financial Shares, seek to ensure that all buyers and sellers of securities have the same amount of information regarding such securities by establishing strict anti-fraud standards, including the prohibition against insider trading. “Insider trading” is the term used to refer to trading (buying or selling) securities while in possession of “material” information that is not available to the general public. In general, information is “material” if a reasonable investor would consider such information important in deciding whether to buy, hold or sell a security.

Persons who have (or may be deemed to have) access to material non-public information about SB Financial or its subsidiaries may incur liability if they buy or sell SB Financial Shares while in possession of such material non-public information. In addition, liability for insider trading may be incurred by any person who provides (or “tips”) such material information to someone else who consequently buys or sells SB Financial Shares. Similarly, liability may be imposed on any person to whom inside information is disclosed if such person buys or sells SB Financial Shares in reliance thereon.

PENALTIES FOR NONCOMPLIANCE

The purchase or sale of securities while in possession of material non-public information, or the disclosure of material non-public information to others who then trade in SB Financial Shares, is prohibited by the federal securities laws. Both the SEC and the National Association of Securities Dealers investigate and are very effective at detecting insider trading. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Civil and Criminal Penalties. FOR INDIVIDUALS who trade on inside information (or tip information to others who trade), sanctions can include a civil penalty of up to three times the profit gained or loss avoided, a criminal fine (no matter how small the profit) of up to $5 million, and a jail term of up to 20 years. FOR A CORPORATION (as well as possibly any supervisory person) that fails to take appropriate steps to prevent insider trading, sanctions can include a civil penalty of the greater of $1 million or three times the profit gained or loss avoided by the person as a result of the violation and criminal fines of up to $25 million.

Controlling Person Liability. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip insider information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” (e.g., directors, officers and other supervisory personnel) if they fail to take reasonable steps to prevent insider trading by company personnel. Controlling persons can be subject to civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million.

Company Sanctions. An employee’s failure to comply with this policy may subject the employee to company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

SCOPE OF POLICY

Persons Covered. This policy applies to all directors, officers and employees of SB Financial and its subsidiaries. In addition, each person subject to this policy must not permit any member of his or her “Immediate Family” to violate this policy. “Immediate Family” includes a person’s spouse, parents, grandparents, children, grandchildren and siblings, including any such relationship that arises through marriage or by adoption. Members of a person’s household are also considered members of the person’s Immediate Family whether or not they are related.

Companies Covered. The prohibition on insider trading in this policy is not limited to trading in SB Financial Shares. It also includes trading in the securities of other companies (such as customers or borrowers and those with which SB Financial may be negotiating an acquisition, an investment or a sale) with respect to which a person may have material non-public information, whether or not that information is material to SB Financial.

Transactions Covered. This policy’s trading restrictions apply to purchases and sales of SB Financial Shares or other securities (including stocks, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities such as debentures, bonds and notes). Gifts are not subject to the restrictions of this policy, unless you have reason to believe that the recipient intends to sell the shares while you are in possession of material non-public information.

Certain transactions under SB Financial plans are not subject to the restrictions of this policy, while certain other transactions are subject to this policy.

●	Stock Option Exercises. This policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker because this entails selling a portion of the underlying stock to cover the costs of exercise.

●	Employee Stock Purchase Plan. This policy’s trading restrictions do not apply to purchases of SB Financial Shares under the SB Financial Group Employee Stock Purchase Plan (“ESPP”) resulting from periodic payroll contributions to the ESPP under an election made at the time of an officers or employees enrollment in the ESPP. The trading restrictions do apply, however, to initial elections to participate, changes in elections, or reallocations of funds under the ESPP, as well as to sales of SB Financial Shares purchased under the plan.

●	Dividend Reinvestment Plan. This policy’s trading restrictions do not apply to purchases of SB Financial Shares under the SB Financial Group Dividend Reinvestment Plan (“DRIP”) resulting from the reinvestment of dividends paid on SB Financial Shares. The trading restrictions do apply, however, to voluntary purchases of SB Financial Shares resulting from additional contributions made to the DRIP, and to an election to participate in the DRIP or increase the level of participation in the DRIP. This policy also applies to sale of any SB Financial Shares purchased pursuant to the DRIP.

POLICY ON INSIDER TRADING

No Trading on Inside Information. If a director, officer or employee has material non-public information pertaining to SB Financial and its subsidiaries, that person is prohibited from buying or selling SB Financial Shares or engaging in any other transaction or action to take advantage of that information.

No Tipping. While in possession of material non-public information, no director, officer or employee may pass that information on to any other person or recommend to any other person the purchase or sale of SB Financial Shares.

Blackout Periods. If a director, officer or employee is informed that SB Financial has implemented a special black-out period that applies to him or her, such individual may not trade during that black-out period and may not disclose that trading has been suspended to anyone, including other employees of SB Financial and its subsidiaries (who may themselves not be subject to the black-out).

Additional Restrictions Applicable To Insiders. To avoid even the appearance of impropriety, additional restrictions on trading SB Financial Shares apply to (i) all directors of SB Financial and its subsidiaries, (ii) all executive officers of SB Financial and its subsidiaries, and (iii) certain other officers and employees who regularly have access to, or generate, material non-public information relating to SB Financial and its subsidiaries and who have been notified by management that they are subject to such restrictions. The additional restrictions are set forth in our Supplemental Trading Restrictions. Each such director, executive officer or other designated officer or employee should carefully review the Supplemental Trading Restrictions.

No Exceptions for Hardship. Even transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) will not justify an exception to this policy. As a result, everyone must consider this policy carefully when contemplating any transaction involving SB Financial Shares. In connection with a contemplated sale in particular, we urge everyone to take all possible precautions to avoid a situation where individual inability to obtain pre-clearance of a sale will create a personal financial crisis.

DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

Inside information has two important elements – materiality and public availability.

Material Information. Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. Either positive or negative information can be material. Common examples of information that will frequently be regarded as material are:

●	projections of future earnings or losses or other earnings guidance

●	a pending or proposed merger, acquisition or tender offer

●	a significant sale of assets or the disposition of a subsidiary

●	changes in dividend policy

●	the declaration of a stock split or the offering of additional securities

●	changes in management

●	impending bankruptcy or financial liquidity problems

●	actual or threatened major litigation, or the resolution of such litigation

●	new major contracts, customers or finance sources, or the loss thereof

When Information is “Public”. Information is “public” when it has been released by SB Financial or its subsidiaries (or by another company in the case of material information about another company) through appropriate channels, such as a press release, a governmental filing or a statement from the Chief Executive Officer or Chief Financial Officer of SB Financial. Enough time must be allowed to elapse after such a release for the investing public to evaluate the information. For purposes of this Policy, the third business day after the release is deemed to mark the passage of such time. At that point – and not before – the information is considered “public.”

ADDITIONAL GUIDANCE

Twenty-Twenty Hindsight. As a personal caution, if personal securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view a transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about SB Financial and its Subsidiaries or other non-public information that could have an impact on the price of SB Financial Shares, directors, officers and employees must not pass the information on to others. Penalties for “tipping” information apply whether or not the individual supplying the information derives any benefit from another’s actions. Please remember that information received in the capacity as a director, officer or employee of the SB Financial or any of its subsidiaries is confidential.

Post-Termination Transactions. This Policy continues to apply to transactions even after an individual has been terminated from employment. If an individual is in possession of material non-public information when the individual’s employment terminates, the terminated individual may not trade in SB Financial Shares (or the securities of any other company about which the individual obtained material non-public information due to the individual’s affiliation with SB Financial and its subsidiaries) until that information has become public or is no longer material.

Rule 10b5-1 Plans. SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into before an individual is aware of material nonpublic information. Once the plan is adopted, an individual must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. SB Financial requires that all 10b5-1 plans be approved in writing in advance by the Chief Financial Officer. 10b5-1 plans generally may not be adopted during a blackout or closed window period and may only be adopted before the person adopting the plan is aware of material nonpublic information.

ADDITIONAL POLICIES

Unauthorized Disclosure. Directors, officers, or employees may not discuss non-public company information with the press, analysts or other persons outside the company. Public announcements or other public disclosure of information regarding SB Financial and its subsidiaries may only be made by persons specifically authorized by the company to make such announcements or disclosures. If you receive inquiries by any third party about company information, notify the Chief Executive Officer or Chief Financial Officer.

Internet Chat Rooms and Blogs. Directors, officers, or employees may not participate in Internet chat rooms, message boards, blogs or other on-line dialogues or discussions involving the company, its business or its stock.

Speculative Transactions. Directors, officers, or employees should not engage in speculative transactions involving SB Financial Shares, nor engage in transactions that suggest you are speculating in SB Financial Shares (that is, that you are trying to profit in short-term movements, either increases or decreases, in the stock price). Directors, officers, or employees may not engage in a short sale, “sale against the box” or any equivalent transaction involving SB Financial Shares. A short sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them.

Please note that many hedging transactions, such as “cashless” collars, forward sales, equity swaps and similar or related arrangements may indirectly involve a short sale. SB Financial requires that any such transaction be reviewed by the Chief Financial Officer prior to the time you enter into it. The Chief Financial Officer will assess the proposed transaction and, in light of the facts and circumstances, make a determination as to whether the proposed transaction may be completed or would violate this policy.

COMPANY ASSISTANCE

Any person who has general questions about this policy or questions about specific transactions may obtain guidance from the Chief Financial Officer, Chief Executive Officer, Investor Relations Manager, or the SB Financial Corporate Secretary. Remember, however, the ultimate responsibility for adhering to this policy and avoiding improper transactions rests with each director, officer, or employee. In this regard, it is imperative that each individual uses their best judgment.

CERTIFICATIONS

Directors, officers, and employees of SB Financial and its subsidiaries are required to certify their review and understanding of, and intent to comply with, this policy and may be required to certify compliance on an annual basis.

SUPPLEMENTAL TRADING RESTRICTIONS

FOR DIRECTORS, EXECUTIVE OFFICERS AND

OTHER DESIGNATED EMPLOYEES

SB Financial has adopted an Insider Trading Policy which applies to all of its personnel. As noted in that policy, directors, executive officers and certain employees of SB Financial and its subsidiaries who regularly have access to, or generate, material non-public information, are subject to additional restrictions on trading in SB Financial Shares. As discussed in the Insider Trading Policy, claims of insider trading are investigated with twenty-twenty hindsight, and even the appearance of impropriety can damage both the executive and the Company. These additional trading restrictions represent an effort to guard against even the appearance of impropriety and to protect the individuals who are subject to the additional restrictions.

Therefore, in addition to the broad prohibitions on insider trading that apply to all personnel of SB Financial and its subsidiaries, the following additional trading restrictions will apply to you:

1.	Neither you nor any member of your Immediate Family may buy or sell SB Financial Shares or engage in any other transaction involving SB Financial Shares for a period commencing three (3) business days prior to the end of each fiscal quarter and ending the third (3rd) business day following the public release by SB Financial of earnings for that quarter.

2.	These additional trading restrictions also apply to transactions by a family trust, partnership, foundation or similar entity over which you or a member of your Immediate Family has control, or whose assets are held for the benefit of you or a member of your Immediate Family.

The limited exceptions to the policy for certain stock benefit plan transactions and transactions involving Rule 10b5-1 plans may also apply to the additional trading restrictions set forth above.

[Certification for Directors, Executive Officers and Designated Employees]

TO:	Directors, Executive Officers and Other Designated Employees

DATE:	________, 20__

SUBJECT:	Insider Trading Policy

Enclosed is a copy of the revised Insider Trading Policy and the Supplemental Trading Restrictions for Directors, Executive Officers and Other Designated Employees of SB Financial Group, Inc. (“SB Financial”). The Policy outlines the confidential nature of information regarding SB Financial and its subsidiaries and governs securities trades by personnel of SB Financial and its subsidiaries. If you have any questions regarding the Policy, please contact the CFO or Corporate Secretary for clarification.

Please carefully review the enclosed Policy and the Supplemental Trading Restrictions and then sign and return the Certification below to the Corporate Secretary by ___________, 20__.

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Insider Trading Policy and the Supplemental Trading Restrictions for Directors, Executive Officers and Other Designated Employees, a copy of which was distributed with this memorandum.

Date:
Signature

Print Name

[Certification for Employees]

TO:	All Employees

DATE:	________, 20__

SUBJECT:	Insider Trading Policy

Enclosed is a copy of the revised Insider Trading Policy of SB Financial Group, Inc. (“SB Financial”). The Policy outlines the confidential nature of information regarding SB Financial and its subsidiaries and governs securities trades by personnel of SB Financial and its subsidiaries. If you have any questions regarding the Policy, please contact the CFO or the Corporate Secretary for clarification.

Please carefully review the enclosed Policy and the Supplemental Trading Restrictions and then sign and return the Certification below to the Human Resources Manager by ___________, 20__.

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Insider Trading Policy, a copy of which was distributed with this memorandum.

Date:
Signature

Print Name